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                                                                    EXHIBIT 11.1


                                  UNIFY CORPORATION
               STATEMENT OF COMPUTATION OF NET INCOME (LOSS) PER SHARE
                        (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                     (UNAUDITED)



                                                   THREE MONTHS ENDED JULY 31,
                                                   ---------------------------
                                                       1997           1996
                                                   ------------    -----------

Net income (loss)                                   $ (2,175)      $   187
                                                    --------       -------
                                                    --------       -------

Weighted average shares of common stock
   outstanding                                         8,180         3,100
Weighted average shares of redeemable preferred
    stock outstanding  (1)                                 -         3,566
Weighted average common share equivalents for
    stock options and warrants outstanding  (2)            -           784
                                                    --------       -------
                                                       8,180         7,450
                                                    --------       -------
                                                    --------       -------

Net income (loss) per share                         $  (0.27)      $  0.03
                                                    --------       -------
                                                    --------       -------


-------------------------

(1)  Computed using the as-if-converted method.
(2)  Computed using the treasury stock method.


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